Exhibit 10.4

Root, Inc.
Non-Employee Director Compensation Policy

Adopted May 1, 2025

Each member of the Board of Directors (the “Board”) of Root, Inc. (the “Company”) who is not an employee of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein.
This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Notwithstanding the foregoing, the Board or Compensation Committee may make supplemental grants to Non-Employee Directors in its discretion.

Annual Retainers

This Director Compensation Policy will be effective as of the date of its adoption, as set forth above (the “Effective Date”). The annual cash compensation amounts will be payable in equal quarterly installments in arrears on the last day of each fiscal quarter in which the service occurs, prorated for any partial months of service.

Commencing on the Effective Date, each Non-Employee Director will be eligible to receive the following annual cash retainers (the “Retainers”) for service on the Board (as applicable):

(a)Annual Board Service Retainer.

(i)All Eligible Directors: Up to $85,000 as determined by the Board or Compensation Committee from time to time
(ii)Chair of the Board: $20,000 (in addition to regular Annual Board Service Retainer)
(iii)Lead Independent Director: $22,500 (in addition to regular Annual Board Service Retainer)

(b)Annual Committee Member Service Retainer.

(i)Member of the Audit Committee: $10,000
(ii)Member of Compensation Committee: $7,500
(iii)Member of the Nominating and Governance Committee: $5,000
(iv)Member of the Strategy Committee: $5,000

(c)Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer).

(i)Chair of the Audit Committee: $22,500
(ii)Chair of Compensation Committee: $17,500
(iii)Chair of the Nominating and Governance Committee: $12,500
(iv)Chair of the Strategy Committee: $12,500

Equity Compensation

Commencing on the Effective Date, each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Company’s Restricted Stock Unit Award Notice and Agreement, in the form adopted from time to time by the Board or Compensation Committee (the “Form of RSU Agreement”).

(a)Initial Equity Grant. Upon appointment to the Board, and without any further action of the Board or Compensation Committee, at the close of business on the day of such appointment, a Non-Employee Director will automatically receive a restricted stock unit (“RSU”) award having a value up to $175,000 (the “Initial RSU”), commensurate with the Periodic Grant (defined below) awarded to the Company’s Non-Employee Directors, prorated from the date of appointment until the date of the next or the applicable Annual Meeting, depending on the date of appointment. Each Initial RSU will vest on the date of the next following Annual Meeting (or the applicable portion on the date of the next following Annual Meeting and applicable portions on the date(s) of the subsequent Annual Meeting(s) following such date, as applicable) or, in each case, the date immediately preceding the date of the applicable Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election.

(b)Annual Equity Grants. Following the Effective Date, each person who is then a Non-Employee Director, will receive an RSU grant periodically having a value up to $175,000 (the “Periodic RSU”) granted on the date as determined by the Board or Compensation Committee. The applicable portion of each Periodic RSU will vest on the date of the following year’s Annual Meeting of the Company’s Stockholders (the “Annual Meeting”) and the applicable portion on the date(s) of subsequent Annual Meeting(s) following such grant, as applicable, or, in each case, the date immediately preceding the date of the applicable Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election.

(c)Vesting; Change of Control. The vesting of each Periodic RSU is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on the applicable vesting date of each such award. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), such Non-Employee Director’s then-outstanding Periodic RSU will become fully vested immediately prior to the closing of such Change in Control.

(d)Calculation of Value of an RSU Award. Unless otherwise designated at the time of a grant of an RSU award, the number of RSUs to be granted under this Director

Compensation Policy will be determined based on the unweighted average closing price of a share of Common Stock over the thirty (30) consecutive trading day period immediately preceding the date that is five (5) trading days prior to the date of grant of such award.

(e)Deferral of RSU Award Vesting. Unless and until otherwise determined by the Board or the Compensation Committee, as applicable, each Non-Employee Director may elect to defer the delivery of shares in settlement of any RSU award granted pursuant to this Director Compensation Policy that would otherwise be delivered to such Non-Employee Director on or following the date such RSU award vests pursuant to the terms of this Director Compensation Policy (the “Deferral Election”). Unless otherwise determined by the Board or the Compensation Committee, for any such Deferral Election to be effective, a form of deferral election must be submitted to the Company’s General Counsel (or such other individual as the Company designates) in accordance with and at the time as set forth in the form of deferral election (as approved by the Board or the Compensation Committee). Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A, unless otherwise specifically determined by the Board or the Compensation Committee.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

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